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                                                                  EXHIBIT 3.1(b)
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                   GIRFFITH MICRO SCIENCE INTERNATIONAL, INC.

     Griffith Micro Science International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The corporation's present name is that shown above. The corporation was originally incorporated under the same name and the date of filing of the corporation's original certificate of incorporation with the Delaware Secretary of State was October 30, 1987.

        2. This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the unanimous written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        3. The text of the corporation's certificate of incorporation, as heretofore amended or supplemented, is hereby restated and further amended to read in its entirety as follows:

        FIRST:   The name of this corporation is GRIFFITH MICRO SCIENCE
INTERNATIONAL, INC. (the "Corporation").

        SECOND:   The registered office of the Corporation in the State of
Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

        THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:   The total number of shares of all classes of stock which the
Corporation shall have authority to issue is one hundred million (100,000,000), of which (i) fifty million (50,000,000) shares of the par value of $.01 each are to be of a class designated Class A Common Stock (the "Class A Common Stock"),
(ii) forty million (40,000,000) shares of the par



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value of $.01 each are to be of a class designated Class B Common Stock (the
"Class B Common Stock," and, together with the Class A Common Stock, the "Common Stock") and, (iii) ten million (10,000,000) shares of the par value of $.01 each are to be of a class designated Preferred Stock (the "Preferred Stock"). The designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof of the shares of each class of capital stock of the Corporation are as follows:

     4.1. COMMON STOCK

     The powers, preferences and relative, participating, optional or other special rights of the Common Stock and the qualifications, limitations or restrictions thereof, are fixed as follows:

          4.1.1 Dividends. Subject to Section 4.1.2, (i) whenever a dividend is paid to the holders of Class A Common Stock, the Corporation also shall pay to the holders of Class B Common Stock a dividend per share equal to the dividend per share paid to the holders of Class A Common Stock, and (ii) whenever a dividend is paid to holders of Class B Common Stock, the Corporation also shall pay to the holders of Class A Common Stock a dividend per share equal to the dividend per share paid to the holders of Class B Common Stock. Dividends shall be payable only if, as and when declared by the Board of Directors.

          4.1.2 Share Distributions. If at any time a distribution is to be paid in Class A Common Stock or Class B Common Stock (hereinafter sometimes called a "share distribution"), such share distribution may be declared and paid only as follows:

          (i) a share distribution consisting of Class A Common Stock may be declared and paid to holders of Class A Common Stock only, but in any such event there shall also be a simultaneous share distribution to holders of Class B Common Stock consisting of shares of Class B Common Stock on an equal per share basis; and

          (ii) a share distribution consisting of Class B Common Stock may be declared and paid to holders of Class B Common Stock only, but in any such event there shall also be a simultaneous share distribution to holders of Class A Common Stock consisting of shares of Class A Common Stock on an equal per share basis.

The Corporation shall not reclassify, subdivide or combine one class of its Common Stock without reclassifying, subdividing or combining the other class of Common Stock, on an equal per share basis. For purposes of this Section 4.1.2,
(i) the term "equal per share basis" means that after the completion of any share distribution or any such reclassification, subdivision or combination, the number, dividend rights, voting power, conversion and liquidation rights of the shares of each class of Common Stock will be in the same aggregate proportion as they were before such share distributions or other transaction, and (ii) the term "distribution" shall be deemed to include, but not be limited to, a stock dividend.


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          4.1.3 Voting.  The holders of Class A Common Stock shall be entitled to one vote per share on each matter submitted to a vote of the stockholders of the Corporation. The holders of Class B Common Stock shall be entitled to ten votes per share on each matter submitted to a vote of stockholders. The holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to vote as separate classes on such matters as may be required by law to be submitted to such holders voting as separate classes. On all other matters, holders of Common Stock shall vote together as a single class. Except as provided in Section 4.1.5.2, every reference in the Corporation's Restated Certificate of Incorporation or Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

          4.1.4 Liquidation and Mergers. The holders of Class A Common Stock and the holders of Class B Common Stock shall share equally, on a share for share basis, in any distribution of the Corporation's assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and payment in full of the amounts required to be paid to the holders of any outstanding series of Preferred Stock, and shall be treated identically, on a share for share basis, in the event of any merger or consolidation of the Corporation in which shares of Common Stock of the Corporation are converted into cash, securities or other property, provided that if the securities or other property into which shares of Common Stock are converted in a merger or consolidation includes voting securities, then the agreement of merger or consolidation may provide for the holders of Class B Common Stock to receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of the Class A Common Stock.

          4.1.5 Conversion.

                4.1.5.1  The Class A Common Stock has no conversion rights.
      Each holder of record of Class B Common Stock may at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any or all of such holder's shares of Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock delivering such holder's certificate or certificates evidencing the shares of Class B Common Stock to be converted, duly endorsed or accompanied by duly executed stock powers, to the office of the Corporation or any transfer agent for the Class B
      Common Stock, together with a written notice to the Corporation specifying that such holder elects to convert all or a specified number of the shares of Class B Common Stock evidenced by such certificate or certificates into Class A Common Stock and stating the name or names in which such holder desires the certificate or certificates evidencing such shares of Class A Common Stock to be issued. If so required by the Corporation, any certificate for shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees or transferee or

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      transferees, a certificate or certificates for the number of shares of
      Class A Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates evidencing the shares to be converted and the written notice of conversion in proper form, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on that date.

               4.1.5.2 At the close of business on the first date that the number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate number of then outstanding shares of Common Stock (calculated without regard to the differing voting rights of the two classes of Common Stock), all of the shares of Class B Common Stock then issued shall automatically be converted into shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of any automatic conversion of the Class B Common Stock pursuant to this Section 4.1.5.2, certificates formerly evidencing outstanding shares of Class B Common Stock will thereafter be deemed for all purposes to evidence the same number of shares of Class A Common Stock. Any holder of certificates which prior to any such automatic conversion evidenced shares of Class B Common Stock may at any time thereafter surrender such certificates pursuant to the same procedures specified in Section 4.1.5.1 and receive from the Corporation or the transfer agent for the Class B Common Stock certificates representing the appropriate number of shares of Class A Common Stock.

               4.1.5.3 Any purported transfer of shares of Class B Common Stock by a holder thereof to any Person (as defined below) other than a Permitted Transferee (as defined below) shall result in the automatic conversion of such shares of the transferor's Class B Common Stock into shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock converted, effective at the time of such purported transfer, and certificates formerly evidencing such shares of Class B Common Stock will thereafter be deemed for all purposes to evidence the same number of shares of Class A Common Stock. The Corporation may, as a condition to the transfer or the registration of transfer of any shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.

               For purposes of this Section 4.1.5.3, a "Permitted Transferee" shall mean only the following Persons:

                    (i) any Person which directly or indirectly controls, is controlled by or is under common control with, the Corporation (an "affiliate of the Corporation"); for purposes of this clause (i), the term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or

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                         cause the direction of the management and policies of a
                         Person, whether through the ownership of voting securities, by contract or otherwise;

                    (ii) the shareholders of Griffith Laboratories, Inc., an
                         Illinois corporation ("GLI"), but only pursuant to a single transaction in which all outstanding shares of Class B Common Stock beneficially owned by GLI are distributed by it to the shareholders of GLI as part of a dividend intended not to be subject to tax pursuant to Section [355] of the Internal Revenue Code of 1986, as amended (the "Code") or any successor or other provision of the Code (and commonly referred to as a "tax-free spin-off"); and

                    (iii) any other corporation or business entity which is not an affiliate of the Corporation, but only pursuant to a single transaction approved by the board of directors of GLI in which all outstanding shares of Class B Common Stock beneficially owned by GLI are sold to, exchanged with or otherwise transferred to such other corporation or business entity.

                         For purposes of this Section 4.1.5.3, "Person" shall mean any individual, corporation, association, partnership, limited liability company, joint venture, trust, organization, business, government or any agency or political subdivision thereof or any other entity.

                         For purposes of this Section 4.1.5.3, "GLI" shall include any successor to GLI, whether by merger, consolidation, sale of assets or other similar transaction, if over 50% of the total equity interest of such successor immediately after such transaction is held by the holders of the equity interest in GLI immediately prior to such transaction.

                         For purposes of this Section 4.1.5.3, "transfer," when used as a verb, means to sell, pledge, assign, encumber, dispose of or otherwise transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law), or, when used as a noun, means a sale, pledge, assignment, encumbrance, disposition, or other transfer (including a merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or other transfer by operation of law).

                         4.1.5.4 The issuance of certificates evidencing shares of Class A Common Stock issuable upon the conversion of Class B Common Stock shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not applicable. Upon any conversion of shares of Class B Common Stock into

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         shares of Class A Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; provided, however, that if a share of Class B Common Stock shall be converted into a share of Class A Common Stock subsequent to the record date for the payment of a dividend or other distribution on the share of Class B Common Stock so converted but prior to such payment, the registered holder of such share of Class B Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share of Class B Common Stock on such payment date notwithstanding the conversion thereof into a share of Class A Common Stock after such record date; and only those dividends shall be payable on the share of Class A Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Class A Common Stock of that class on or after the conversion date.

                         4.1.5.5 All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to compliance with the provisions of Section 4.1.5.1, to receive certificates representing shares of Class A Common Stock in exchange therefor. All shares of Class B Common Stock surrendered for conversion shall resume the status of authorized but unissued shares of Class B Stock.

                         4.1.5.6 Such number of shares of Class A Common Stock as may from time to time be required for such purpose shall be reserved by the Corporation for issuance upon conversion of outstanding shares of Class B Common Stock.

                         4.1.5.7 In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

               4.1.6 Pledge of Class B Common Stock. Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge any or all of such holder's Class B Common Stock, pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to, voted by or registered in the name of the pledgee and shall remain subject to the provisions of Section
4.1.5. In the event of foreclosure or other similar action by the pledgee, such pledged Class B Common Stock may only be transferred to a Permitted Transferee (as defined in Section 4.1.5); otherwise, such shares shall automatically be converted into Class A Common Stock on a share for share basis pursuant to and in accordance with Section 4.1.5.3 hereof.

               4.1.7 Restrictions on Issuances of Class B Common Stock. Following the initial issuance by the Corporation of shares of Class A Common Stock, the board of directors may issue Class B Common Stock only (i) upon the exercise of options to purchase Class B Common

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Stock outstanding at the time of such initial issuance, or (ii) in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the Class B Common Stock and only to the then holders of the outstanding Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split-up of the Class A Common Stock; and no further issuance of options, warrants or other rights to acquire Class B Common Stock shall be permitted.

               4.1.8 Conversion Determinations. The board of directors of the Corporation (or any duly authorized committee thereof) shall have the sole power
(i) to determine whether an event of automatic conversion has occurred pursuant to Section 4.1.5 or 4.1.6 with respect to any share of Class B Common Stock, and
(ii) to otherwise administer such conversion provisions.

               4.1.9 Reclassification. Upon the filing and effectiveness of this Restated Certificate of Incorporation, each share of Common Stock, $.01 par value, of the Corporation (the "Existing Common Stock") issued and outstanding or held in the treasury of the Corporation immediately prior to such effectiveness shall be reclassified (without any further action of the Corporation or its stockholders) into [_____] fully paid and nonassessable shares of Class B Common Stock.

          4.2. PREFERRED STOCK

               4.2.1 The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Restated Certificate of Incorporation or any amendment hereto, authority is expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock without any vote or other action by the stockholders of the Corporation, and to fix, by filing a Preferred Stock Designation pursuant to the applicable provisions of the General Corporation Law of the State of Delaware, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by law, including but not limited to the following:

             (a) The number of shares constituting that series and the distinctive designation of that series;

             (b) The dividend rate (or method of determining such rate) on the shares of that series, the conditions and dates upon which such dividends shall be payable, whether such dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series to the dividends payable on any other series of Preferred Stock or any other class of stock of the Corporation;

             (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;


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             (d) Whether or not the shares of that series shall be convertible into or exchangeable for shares of any other series of Preferred Stock or of any other class or classes of stock of the Corporation, or convertible into or exchangeable for other securities of the Corporation or securities of any other corporation, partnership or other person or entity, and, if so, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

             (e) Whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or at the option of the holder thereof or upon the happening of a specified event, and, if so, the times, prices and other terms and conditions of such redemption;

             (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

             (g) The rights of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, with respect to payment of amounts payable in such event on shares of that series to amounts payable in such event on shares of any other series of Preferred Stock or of any other class of stock of the Corporation; and

             (h) Any other relative rights, preferences and limitations of that series.

               4.2.2 All shares of any one series of Preferred Stock shall be identical except as to dates of issue and the dates from which dividends on shares of the series issued on different dates shall cumulate (if cumulative).

               FIFTH:   The Corporation is to have perpetual existence.

               SIXTH:   In furtherance, and not in limitation of the powers
conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, subject to such restrictions upon the exercise of such power as may be imposed by this Restated Certificate of Incorporation or any amendment hereto.

               SEVENTH:   Meetings of stockholders of the Corporation may be
held within or outside the state of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

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     EIGHTH:

     8.1 No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 8.1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions prior to such amendment or repeal.

     8.2 Subject to Section 8.3, each person (hereinafter in this Article Eighth, a "Covered Person") who was or is made a party to or is threatened to be made a party to or is otherwise subpoenaed in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter in this Article Eighth, a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of any other corporation or of any partnership, joint venture, limited liability company, trust or other enterprise including without limitation service with respect to any employee benefit plan or trust or any charitable foundation (hereinafter in this Article Eighth, "another entity"), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, in each case as the same exists or may hereafter be amended, against all expenses, judgments, fines and amounts paid in settlement (including, without limitation, attorneys' fees and disbursements, ERISA excise taxes, penalties or interest related to any such obligations actually and reasonably incurred by the Covered Person in connection therewith), and such indemnification shall continue as to a Covered Person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, subject to Section 5.2 of the Bylaws of the Corporation, that the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a proceeding (or part thereof) brought by or on behalf of such Covered Person only if such proceeding (or part thereof) was authorized in advance of commencement by a majority of the entire board of directors of the Corporation.

     8.3 Any indemnification pursuant to this Article Eighth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because he or she (or the person of whom he or she is the legal representative) has met the applicable standards of conduct for indemnification under subsection (a) or subsection (b) of Section 145 of the General Corporation Law of the State of Delaware as the same exist or may hereafter be amended. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (1) by a majority vote of those directors of the Corporation who are not parties to the proceeding, even though less than a quorum, or (2) by a

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committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, such counsel to be selected by the board of directors and paid by the Corporation, or
(4) by the stockholders.

     8.4 The expenses (including attorneys' fees and disbursements) incurred by a Covered Person in defending or responding to any proceeding to which such person is a party or is threatened to be made a party or is otherwise subpoenaed in connection with, by reason of the fact that such Covered Person (or the person of whom he or she is the legal representative) is or was an officer or a director of the Corporation or, while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another entity, shall be paid by the Corporation, as those expenses become due, in advance of the final disposition of such proceeding, upon receipt by the Corporation of an undertaking by such Covered Person to repay such amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation for such expenses under this Article Eighth or otherwise; provided, however, that the Corporation shall pay the expenses of any such Covered Person in advance, as provided in this Section 8.4, which are incurred in connection with a proceeding (or part thereof) brought by or on behalf of such person only if such proceeding (or part thereof) was authorized in advance of its commencement by a majority of the entire board of directors of the Company.

     NINTH:   The Corporation reserves the right to amend, alter, change, add to or repeal any provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and any applicable provision of this Restated Certificate of Incorporation or any amendment hereto or any Preferred Stock Designation; and all rights, preferences and privileges of whatsoever nature herein conferred are granted subject to this reservation.

     TENTH:   The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, GRIFFITH MICRO SCIENCE INTERNATIONAL, INC. has
caused this Restated Certificate of Incorporation to be signed by its President this [___] day of [______], 1998.



                                 GRIFFITH MICRO SCIENCE
                                 INTERNATIONAL, INC.


                                 By:______________________________________
                                    Name: ________________________________
                                    Title: President


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